Exhibit 99.3

For Immediate Release

CarCharging Completes $3.335 Million Purchase of ECOtality’s Blink Assets and the Blink Network

Transaction Establishes CarCharging as the Largest Electric Vehicle Charging Services Company

October 17, 2013 - MIAMI BEACH, FL – Car Charging Group, Inc. (OTCQB: CCGI) (“CarCharging”), a nationwide provider of convenient electric vehicle (EV) charging services, announced today that its wholly-owned subsidiary, Blink Acquisition LLC, has completed its purchase of the Blink Network and all Blink related assets from ECOtality (NASDAQ:ECTYQ), a clean electric transportation and storage technology firm.  Through this transaction, CarCharging gained more than 12,450 installed Level II EV charging stations, 110 installed DC Fast charging stations, more than 2,800 stations in inventory, and the Blink Network, which is the turnkey operating system for EV drivers, commercial businesses, and utilities, that services Blink’s EV charging stations. The assets were purchased for $3.335 million in cash.

As part of the transaction, CarCharging assumes the assets of “The EV Project”, for which ECOtality previously served as the project manager.   The project was funded by the DoE through a federal stimulus grant of $114.8 million, made possible by the American Recovery and Reinvestment Act (ARRA). The grants were matched by private investment, bringing the total value of the project to approximately $230 million.

By adding these stations and the Blink network to its existing portfolio, CarCharging solidifies its position as the largest EV charging services company as it now owns and operates more than 13,430 charging points in 35 states and three countries, as well as the software that operates, monitors, and tracks the Blink stations and all of its charging data.

"We are delighted to have completed the Blink transaction and to acquire assets that originally cost approximately $230 million for only $3.335 million,” stated CarCharging’s Chief Executive Officer, Michael D. Farkas. “CarCharging has always been committed to supporting the electric car industry and by adding Blink and all of its assets to our network of EV charging stations, we can continue our efforts to further accelerate the adoption of EVs nationwide.”

CarCharging’s immediate focus will be to:

●	Develop relationships with Blink’s partners and customers.

●
Work with Blink’s residential and commercial EV charging stations to rectify any outstanding maintenance issues.  Blink customers should continue to and utilize Blink’s website blinknetwork.com and mobile application to locate stations and to obtain assistance; however, CarCharging is interested in feedback from customers and requests that comments be directed to support@blinknetwork.com.

●
Integrate EV charging stations from other EV charging service equipment (EVSE) manufacturers into the Blink network and launch a solution that offers true interoperability of EV charging networks in order to streamline the charging and payment process for EV drivers.

The Blink stations use sophisticated software to meter power, communicate with power companies, operate efficiently, and save consumers money on each charge. Blink’s residential and commercial chargers are linked to the Blink network via the Internet, which provides access to various advanced options, such as scheduling and starting charging sessions remotely via the web, Smartphone, or mobile device. A wealth of information can be accessed via customizable gauges and a dashboard that provides real time information for the Blink charging stations.

This is the fourth acquisition in 2013 for CarCharging.  The company acquired 350Green, Beam Charging, and EVPass earlier this year.

Ardour Capital Investments LLC, a leading clean technology investment bank, acted as exclusive advisor to CarCharging regarding the acquisition of Blink’s assets.

About Car Charging Group, Inc.
Car Charging Group, Inc. (OTCQB: CCGI) is a pioneer in nationwide public electric vehicle (EV) charging services, enabling EV drivers to easily recharge at locations throughout the United States. Headquartered in Miami Beach, FL with offices in San Francisco, CA; New York, NY; Phoenix, AZ; and Barcelona, Spain; CarCharging’s business model is designed to accelerate the adoption of public EV charging.

CarCharging provides a comprehensive turnkey program to commercial and residential property owners for EV charging services. CarCharging owns and operates the EV charging equipment; manages the installation, maintenance, and related services; and shares the EV charging revenue with the property owner. Thereby, eliminating most capital costs for the property owners, and providing a potential additional revenue stream.

CarCharging has strategic partnerships across multiple business sectors including multi-family residential and commercial properties, parking garages, shopping malls, retail parking, and municipalities.  CarCharging’s partners include, but are not limited to Walgreens, IKEA, WalMart, Simon Property Group, Equity One, Equity Residential, Forest City, Cinemark USA, Fox Studios, Facebook, PayPal, Kimpton Hotels and Restaurants, Mayo Clinic, San Diego Padres, University of Pennsylvania, Ace Parking, Central/USA Parking, Icon Parking, Rapid Parking, Parking Concepts, CVS, Related Management, Pennsylvania Turnpike Commission, Pennsylvania Department of Environmental Protection, City of Phoenix (AZ), City of Philadelphia (PA), and City of Miami Beach (FL).

CarCharging is committed to creating a robust, feature-rich network for EV charging and is hardware agnostic.  CarCharging’s owns the Blink network, and owns and operates EV charging equipment manufactured by Blink, Aerovironment, ChargePoint, Efacec, General Electric, Nissan, and SemaConnect. CarCharging’s Level II charging stations are compatible with EVs sold in the United States including the Tesla Model S, Nissan LEAF, Chevy Volt, Mitsubishi i-Miev, Toyota Prius Plug-In, Honda Fit EV, and Toyota Rav4 EV, as well as many others scheduled for release over the next few years.

For more information about CarCharging, please visit www.CarCharging.com.

For more information about the Blink Network or stations, please visit www.BlinkNetwork.com.

Forward-Looking Safe Harbor Statement:
This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future.  Those statements include statements regarding the intent, belief or current expectations of Car Charging Group, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Investor Relations and Media Contacts:

CarCharging Media Contact:	CarCharging Investor Relations:
Suzanne Tamargo	Constellation Asset Advisors, Inc.
Suzanne@CarCharging.com	www.ConstellationAA.com
(305) 521-0200 x 214	(775) 771-5808